NEWS FOR IMMEDIATE RELEASE	Contact Joe Hodas Frontier Airlines 720-374-4504 jhodas@flyfrontier.com	Frontier Airlines, Inc. Frontier Center One 7001 Tower Road Denver, CO 80249 P 720.374.4200 F 720.374.4375 frontierairlines.com

Frontier Airlines Holdings, Inc. Reports Fiscal Third Quarter 2008 Results

DENVER (January 24, 2008) - Frontier Airlines Holdings, Inc. (Nasdaq: FRNT) today reported a consolidated net loss of $32.5 million, or $0.89 per diluted share, for the Company’s third fiscal quarter ended December 31, 2007 compared to a consolidated net loss of $14.4 million, or $0.39 per diluted share, for the same period last year. Included in the consolidated net loss for the quarter ended December 31, 2007 was a non-cash mark to market derivative loss which increased fuel expense by $3.5 million.  Also included in the net loss for the quarter ended December 31, 2007 was $4.8 million of net start-up costs and losses for Lynx Aviation; $0.4 million in accelerated depreciation for the Airbus fleet seat replacement project; $0.4 million in employee separation costs, and $0.3 million in early extinguishment of debt. These increased costs were partially offset by a post-retirement liability curtailment gain of $6.4 million.  These items increased the Company’s net loss by $0.09 per share for the quarter ended December 31, 2007.  Included in the net loss for the quarter ended December 31, 2006 were a non-cash mark to market derivative gain, which decreased fuel expense by $1.4 million, and $0.9 million of start-up costs for Lynx Aviation.  These items, net of income taxes, decreased the Company’s net loss by $0.04 per share for the quarter ended December 31, 2006.

Chief Executive Officer’s Comments

Frontier Airlines Holdings, Inc. President and CEO Sean Menke said, “Regardless of the rise in fuel costs for the quarter or the delay of Lynx Aviation’s start-up, today’s financial results are clearly not acceptable. This loss is even more unbearable when it follows one of the best quarters in our history.

“The two primary drivers for our loss were the 16.3 percent year-over-year increase in fuel cost per gallon and losses from our regional fleet operation. To some extent these losses were generated by sub-optimal scheduling in our Mexico flights, both those originating in Denver as well as from other cities in our network, and schedule adjustments required to cover the delayed start-up of our Lynx service. The mainline performance for the period saw good year-over-year improvements as cost per available seat mile (CASM) excluding fuel declined 6.4 percent to 6.29 cents, and RASM increased 5.9 percent to 9.20 cents on a year-over-year mainline capacity increase of 16.3 percent. What is abundantly clear is that our performance in Denver has been superior to other non-Denver opportunities. Even in the face of significant competition we have, on a twelve trailing month basis, been profitable in the aggregate on those routes where we compete with our newest competitor. This is a testament to the quality of our product and the excellent customer experience being provided by our dedicated employees.

“Shortly following my arrival in September and the meteoric rise in fuel, we began an aggressive examination of many aspects of our business. Our evaluation has encompassed our network, cost structure, fleet composition, both mainline and regional, and balance sheet. The result is that we have identified many areas where we can, and will strive to improve our financial performance on both the revenue and cost sides of the equation.

Network Adjustments

“Throughout the December quarter, we began making several network adjustments effective throughout our fiscal fourth quarter to better align to our strengths. We implemented more constrained day of week capacity deployment and reduced capacity or eliminated service in several non-Denver domestic markets, non-Denver point-to-point flying to Mexico, and red-eye flying. These changes have resulted in a more modest year-over year mainline growth rate of five to six percent for the March quarter versus the originally scheduled 11 to 12 percent growth. For the entire mainline and regional network, capacity growth has been reduced from 18 to 20 percent to approximately 12 to 14 percent for the March quarter. These changes are already having an impact on our March quarter traffic and revenue performance, as we are seeing good year-over-year improvements in load factor and unit revenue.

“Even though we have made many adjustments to our route network to date, we have not fully optimized our opportunities. Looking beyond the March quarter, we are finalizing more adjustments that will further rationalize our network and leverage our position in Colorado and the Western marketplace.

Cost Structure

“In addition to the planning activities associated with our network changes in the fiscal fourth quarter, we have also spent a significant amount of time re-budgeting the quarter. Even though we have cut capacity growth for the period, we are forecasting a mainline CASM excluding fuel that is lower than both last year’s mainline CASM excluding fuel for the quarter, as well as the originally budgeted level excluding fuel. Looking ahead to fiscal 2009, we are well aware that our best opportunity to reach sustained profitability is to operate an airline that continues to drive down our mainline CASM excluding fuel. As we are in the midst of our fiscal budgeting process, I am confident that we have identified the leverage points necessary to drive down our mainline CASM excluding fuel on a year over year basis.

Capacity Growth, Fleet and Balance Sheet

“For fiscal 2009 we expect mainline capacity to grow at approximately four to six percent versus fiscal 2008. We are looking forward to the delivery of our first Airbus A320 aircraft in the coming weeks and the remainder of those aircraft throughout the next few years. The first two A320s will operate between Denver and Ronald Reagan Washington National Airport (DCA). Transitioning to the A320s on this slot constrained route will allow us to add nearly 23 percent capacity in this high demand market.

“After a thorough fleet analysis completed against a backdrop of wild fluctuations in the price of fuel and the potential impacts of a slowing economy, we have elected to sell four of our 22 owned Airbus aircraft. We have begun marketing both the A318 and A319 aircraft and feel confident that we should be able to close on these transactions in the next few months, allowing us to slow our capacity growth and bolster our cash position. In addition to changes to the mainline fleet, we are finalizing our fleet requirements as it relates to our regional operation. As we roll out future schedule enhancements, we will provide more details on fleet composition and deployment within our regional aircraft structure.”

Operating Highlights

During the quarter ended December 31, 2007, Frontier continued to provide customers with one of the best completion percentages in the industry, completing 99.65 percent of all domestic flights. Frontier also remained among the industry leaders in on-time performance, with 75.8 percent of all domestic flights arriving within the Department of Transportation’s (DOT) established on-time criteria of within 14 minutes of scheduled arrival time.

Mainline passenger revenue increased 22.8 percent as mainline revenue passenger miles (RPMs) grew at a rate of 25.3 percent during the fiscal third quarter, while mainline capacity growth as measured by mainline ASMs increased 16.3 percent from the same quarter last year. As a result, the airline’s mainline load factor was 76.7 percent for its fiscal third quarter of 2008, 5.5 load factor points more than the mainline load factor of 71.2 percent during the same quarter last year. The airline’s mainline break-even load factor, excluding special items, for the fiscal third quarter 2008 increased 4.2 load factor points from 77.2 percent in the fiscal third quarter of 2007 to 81.4 percent.

Mainline fuel cost per gallon, excluding non-cash mark to market derivative losses, was $2.50 during the quarter ended December 31, 2007, compared to $2.15 during the quarter ended December 31, 2006, an increase of 16.3 percent. The Company recently purchased fuel derivatives that hedge both Gulf Coast jet crack spreads and West Texas Intermediate (WTI) oil prices nominally over the next 15 months.

The airline's mainline CASM for the fiscal third quarter, excluding fuel, was 6.29 cents compared to 6.72 cents for the same quarter last year, a decrease of 6.4 percent.  Included in mainline CASM, excluding fuel, for the quarter ended December 31, 2007 was $0.4 million in accelerated depreciation for the Airbus fleet seat replacement project; $0.4 million in employee separation costs, offset by a post-retirement liability curtailment gain of $6.4 million.  These items decreased the Company’s CASM by 0.18 cents for the quarter ended December 31, 2007.

Executive Vice President and Chief Financial Officer Paul Tate discussed the airline's unit costs for the fiscal third quarter stating, "Our CASM excluding fuel, excluding special items, decreased 3.7 percent as a result of a 7.2 percent increase in average stage length and is also a direct reflection of our continued efforts to drive down controllable unit costs. We are pleased we achieved this cost milestone despite a 5.9 percent increase in unit revenue and associated passenger related costs.”

The Company had unrestricted cash of $170.4 million and a working capital deficit $78.8 million as of December 31, 2007. This compares to the Company’s unrestricted cash and working capital deficit as of March 31, 2007 of $203.0 million and $18.9 million, respectively. The Company’s decrease in working capital of $59.9 million is primarily due to additional pre-delivery payments and aircraft lease deposits of $24.3 million made for future aircraft deliveries, an increase in the current portion of long-term debt of $6.5 million as a result of additional debt for aircraft purchases, capital expenditures of aircraft and other assets in excess of financings, offset by cash provided by operations of $32.7 million.

The airline’s mainline fleet in service on December 31, 2007 consisted of 22 owned Airbus A319 and A318 aircraft and 38 leased Airbus A319 and A318 aircraft.

Business developments during the quarter included:
•	Launched new subsidiary airline, Lynx Aviation.
•	Began new service to the first three Lynx Aviation Q400 markets from Denver: Wichita, Sioux City and Rapid City.
•	Announced a new heavy maintenance hangar facility will be constructed in Colorado Springs, Colorado.
•	Lynx Aviation took delivery of six Bombardier Q400 aircraft, creating a fleet of eight aircraft at the end of December 2007.
•
Announced significant route and schedule changes, adding capacity to 17 top performing domestic markets to and from Denver while eliminating several under-performing, non-Denver to Mexico routes as well non-stops between Memphis and Orlando, Ft. Lauderdale and Las Vegas.

•	Began non-stop service between Denver and West Palm Beach as well as between Denver and Frontier’s fourth country, San Jose, Costa Rica.

Menke concluded, “I believe there is cause for cautious optimism. We realize we may be seeing a new norm for fuel prices as well as a potential economic downturn, that could adversely affect our bookings. Nevertheless, we have also proven over the past few months that we are willing to make the necessary decisions to steer ourselves back towards sustained profits while continuing to deliver a superior customer experience. What encourages me is that we have a management team and an employee base that is aware of the challenges that lie ahead, and are prepared to do whatever it takes to come out on the other side of adversity as a stronger, more successful company. We have had to make some very difficult decisions, and there will be more to make moving forward. I sincerely thank all of our employees for understanding and embracing the changes while maintaining the cornerstone of this Company—our customer service. Regardless of what is happening with fuel, the economy, or our quarterly earnings, I know we can count on Frontier’s 6,000 employees to deliver a product to our customers that is incomparable in the industry.”

Senior leadership will host a conference call to discuss Frontier’s quarterly earnings on January 25, 2008, at 9:00 a.m. Mountain Standard Time. The call is available via the World Wide Web on the airline’s Web site at www.FrontierAirlines.com or using the following URL: http://www.vcall.com/IC/CEPage.asp?ID=110633.

About Frontier Airlines Holdings, Inc.
Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 14th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing approximately 6,000 aviation professionals. With 60 aircraft and one of the youngest Airbus fleets in North America, Frontier offers 24 channels of DIRECTV® service in every seatback along with a comfortable all coach configuration. In conjunction with its regional jet fleet, operated by Republic Airlines, and a fleet of eight Bombardier Q-400 aircraft operated by Lynx Aviation (a subsidiary of Frontier Airlines Holdings, Inc.), Frontier offers routes linking its Denver hub to 63 destinations, including 53 U.S. cities in 32 states spanning the nation from coast to coast; six cities in Mexico; two cities in Canada and one in Costa Rica. In November 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares, aboard two of the youngest fleets in the industry. For more in-depth information on Frontier Airlines, please visit its Web site at www.frontierairlines.com.

Legal Notice Regarding Forward-Looking Statements
Statements contained in this press release that are not historical facts, including certain statements by Messrs. Menke and Tate and projections of future performance regarding revenue, unit and other costs and other aspects of the Company’s business, may be considered forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Many of these risks and uncertainties cannot be predicted with accuracy and some might not even be anticipated. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: the timing of and expense associated with expansion and modification of our operations in accordance with our business strategy or in response to competitive pressures or other factors; failure of our new markets to perform as anticipated; the inability to achieve a level of revenue through fares sufficient to obtain profitability due to competition from other air carriers and excess capacity in the markets we serve; the inability to obtain sufficient gates at Denver International Airport to accommodate the expansion of our operations; the inability to successfully lease or build a new maintenance hanger prior to a potential lease termination of our primary maintenance hanger located at DIA that is currently on a month-to-month sublease with Continental Airlines; general economic factors and behavior of the fare-paying public and its potential impact on our liquidity; terrorist attacks or other incidents that could cause the public to question the safety and/or efficiency of air travel; hurricanes and other natural forces and their impact on air transportation and oil production; operational disruptions, including weather; industry consolidation; the impact of labor disputes; enhanced security requirements; changes in the government’s policy regarding relief or assistance to the airline industry; the economic environment of the airline industry generally; increased federal scrutiny of low-fare carriers generally that may increase our operating costs or otherwise adversely affect us; actions of airlines competing in our primary markets, such as increasing capacity and pricing actions of United Airlines, Southwest Airlines, and other competitors, particularly in some of our Mexico destinations due to the increase in the number of domestic airlines authorized to serve Mexican markets from the U.S.; the availability of suitable aircraft, which may inhibit our ability to achieve operating economies and implement our business strategy; the unavailability of, or inability to secure upon acceptable terms, debt or operating lease financing necessary to acquire aircraft which we have ordered; uncertainties regarding aviation fuel prices; inherent risks of entering into new business strategies, such as the start-up Lynx Aviation, which uses a different type of aircraft and will operate in different markets, and issues related to operating efficiency and dependability of the Q400 aircraft, a new regional jet partner, and various risk factors to our business discussed elsewhere in this report. Because our business, like that of the airline industry generally, is characterized by high fixed costs relative to revenues, small fluctuations in our revenue per available seat mile or cost per available seat mile can significantly affect operating results. Additional information regarding these and other factors may be contained in our SEC filings, including without limitation, our Form 10-K for the year ended March 31, 2007. These risks and factors are not exclusive, and we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release. The Company’s filings are available from the Securities and Exchange Commission or may be obtained through the Company’s website at www.frontierairlines.com.

-Financial Tables To Follow-

FRONTIER AIRLINES HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA (Unaudited)
(IN THOUSANDS)

	December 31,	March 31,
	2007	2007
Balance Sheet Data :
Cash and cash equivalents	$170,434	$202,981
Current assets	$291,636	$340,405
Total assets	$1,126,748	$1,042,868
Current liabilities	$370,481	$359,326
Long-term debt	$537,236	$451,908
Total liabilities	$933,176	$833,372
Stockholders' equity	$193,572	$209,496
Working capital (deficit)	$(78,845)	$(18,921)

FRONTIER AIRLINES HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
FOR THE THREE MONTHS AND NINE MONTHS ENDED DECEMBER 31, 2007 AND 2006
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Revenues:
Passenger	$321,550	$260,505	$1,014,348	$859,049
Cargo	1,424	1,653	4,587	5,234
Other	10,935	9,095	32,711	24,248

Total revenues	333,909	271,253	1,051,646	888,531

Operating expenses:
Flight operations	46,302	39,111	138,558	118,094
Aircraft fuel	117,493	81,593	329,578	273,457
Aircraft lease	29,253	27,553	85,831	80,761
Aircraft and traffic servicing	49,000	43,078	135,802	120,186
Maintenance	25,337	22,403	77,508	65,067
Promotion and sales	32,356	28,246	102,733	86,522
General and administrative	15,907	12,657	45,934	41,370
Operating expenses - regional partners	38,579	26,163	109,602	83,679
Post-retirement liability curtailment gain	(6,361)	-	(6,361)	-
Employee separation and other charges (reversals)	442	-	442	(14)
Gains on sales of assets, net	(4)	(8)	-	(655)
Depreciation	11,207	8,923	33,471	24,759

Total operating expenses	359,511	289,719	1,053,098	893,226

Business interruption insurance proceeds	-	-	300	868

Operating income	(25,602)	(18,466)	(1,152)	(3,827)

Nonoperating income (expense):
Interest income	2,840	3,824	10,037	11,980
Interest expense	(9,301)	(7,889)	(26,939)	(22,561)
Loss on early extinguishment of debt	(283)	-	(283)	-
Other, net	(162)	(184)	(337)	(110)

Total nonoperating income (expense), net	(6,906)	(4,249)	(17,522)	(10,691)

Income before income taxes	(32,508)	(22,715)	(18,674)	(14,518)

Income tax benefit	-	(8,309)	-	(4,578)

Net loss	$(32,508)	$(14,406)	$(18,674)	$(9,940)

Loss per share:
Basic and diluted	$(0.89)	$(0.39)	$(0.51)	$(0.27)

Weighted average shares of
common stock outstanding
Basic and diluted	36,642	36,617	36,639	36,602

FRONTIER AIRLINES HOLDINGS, INC. AND SUBSIDIARIES
COMPARATIVE CONSOLIDATED OPERATING STATISTICS (1)
(unaudited)

	Three Months Ended December 31,			Nine Months Ended December 31,
	2007	2006	Change	2007	2006	Change
Selected Operating Data - Mainline:

Passenger revenue (000s)	$292,251	$237,912	22.8%	$923,299	$783,996	17.8%
Revenue passengers carried (000s)	2,521	2,086	20.9%	8,145	6,918	17.7%
Revenue passenger miles (RPMs) (000s)	2,404,926	1,919,890	25.3%	7,734,437	6,443,388	20.0%
Available seat miles (ASMs) (000s)	3,133,507	2,694,959	16.3%	9,551,889	8,373,036	14.1%
Passenger load factor	76.7%	71.2%	5.5 pts.	81.0%	77.0%	4.0 pts.
Break-even load factor (2)	81.4%	77.2%	4.2 pts.	79.6%	77.2%	2.4 pts.
Block hours	66,023	56,761	16.3%	199,026	173,382	14.8%
Departures	25,803	23,644	9.1%	79,779	72,431	10.1%
Average seats per departure	128.9	129.7	(0.6%)	128.9	129.6	(0.5%)
Average stage length	942	879	7.2%	929	892	4.1%
Average length of haul	954	920	3.7%	950	931	2.0%
Average daily block hour utilization	12.0	11.2	7.1%	12.2	11.8	3.4%
Passenger yield per RPM (cents) (3), (4)	11.99	12.20	(1.7%)	11.83	12.05	(1.8%)
Total yield per RPM (cents) (4)	12.67	12.95	(2.2%)	12.42	12.63	(1.7%)
Passenger yield per ASM (RASM) (cents) (4)	9.20	8.69	5.9%	9.58	9.28	3.2%
Total yield per ASM (cents) (4)	9.72	9.23	5.3%	10.06	9.72	3.5%
Cost per ASM (cents) (CASM)	10.00	9.75	2.6%	9.75	9.65	1.0%
Fuel expense per ASM (cents)	3.71	3.03	22.4%	3.44	3.27	5.2%
Cost per ASM excluding fuel (cents) (5)	6.29	6.72	(6.4%)	6.31	6.38	(1.1%)
Average fare	$104.16	$101.68	2.4%	$102.97	$102.76	0.2%
Average aircraft in service	60.0	55.0	9.1%	59.5	53.5	11.2%
Aircraft in service at end of period	60	55	9.1%	60	55	9.1%
Average age of aircraft at end of period (years)	3.8	3.1	22.6%	3.8	3.1	22.6%
Average fuel cost per gallon - GAAP	$2.58	$2.12	21.7%	$2.37	$2.28	3.9%
Average fuel cost per gallon - excluding non-cash mark to market hedging (6)	$2.50	$2.15	16.3%	$2.33	$2.26	3.1%
Fuel gallons consumed (000s)	45,103	38,535	17.0%	138,617	119,935	15.6%

FRONTIER AIRLINES HOLDINGS, INC. AND SUBSIDIARIES
Comparative operating statistics (unaudited)
Continued

	Three Months Ended December 31,			Nine Months Ended December 31,
	2007	2006	Change	2007	2006	Change

Selected Operating Data - Regional Partners:

Passenger revenue (000s)	$26,640	$22,593	17.9%	$88,390	$75,053	17.8%
Revenue passengers carried (000s)	270	215	25.6%	890	720	23.6%
Revenue passenger miles (RPMs) (000s)	187,538	140,401	33.6%	575,934	457,635	25.9%
Available seat miles (ASMs) (000s)	268,381	203,705	31.7%	781,371	619,229	26.2%
Passenger load factor	69.9%	68.9%	1.0 pts.	73.7%	73.9%	(0.2) pts.
Passenger yield per RPM (cents)	14.21	16.09	(11.7%)	15.35	16.40	(6.4%)
Passenger yield per ASM (cents)	9.93	11.09	(10.5%)	11.31	12.12	(6.7%)
Cost per ASM (cents) (CASM)	14.37	12.84	11.9%	14.03	13.51	3.8%
Average fare	$98.82	$105.31	(6.2%)	$99.29	$104.19	(4.7%)
Aircraft in service at end of period	10	9	11.1%	10	9	11.1%

	Three Months Ended December 31,			Nine Months Ended December 31,
	2007	2006	Change	2007	2006	Change

Selected Operating Data - Lynx Aviation:

Passenger revenue (000s)	$2,659	-	NM	$2,659	-	NM
Revenue passengers carried (000s)	31	-	NM	31	-	NM
Revenue passenger miles (RPMs) (000s)	13,641	-	NM	13,641	-	NM
Available seat miles (ASMs) (000s)	21,496	-	NM	21,496	-	NM
Passenger load factor	63.5%	-	NM	63.5%	-	NM
Passenger yield per RPM (cents)	19.49	-	NM	19.49	-	NM
Passenger yield per ASM (cents)	12.37	-	NM	12.37	-	NM
Cost per ASM (cents) (CASM)	19.05	-	NM	19.05	-	NM
Average fare	$85.42	-	NM	$85.42	-	NM
Aircraft in service at end of period	6	-	NM	6	-	NM

	Three Months Ended December 31,			Nine Months Ended December 31,
	2007	2006	Change	2007	2006	Change
Selected Operating Data - Combined:

Passenger revenue (000s)	$321,550	$260,505	23.4%	$1,014,348	$859,049	18.1%
Revenue passengers carried (000s)	2,822	2,301	22.6%	9,066	7,638	18.7%
Revenue passenger miles (RPMs) (000s)	2,606,105	2,060,291	26.5%	8,324,012	6,901,023	20.6%
Available seat miles (ASMs) (000s)	3,423,384	2,898,664	18.1%	10,354,756	8,992,265	15.2%
Passenger load factor	76.1%	71.1%	5.0 pts.	80.4%	76.7%	3.7 pts.
Passenger yield per RPM (cents) (3)	12.19	12.47	(2.2%)	12.08	12.34	(2.1%)
Total yield per RPM (cents)	12.81	13.17	(2.7%)	12.63	12.88	(1.9%)
Yield per ASM (cents)	9.28	8.86	4.7%	9.71	9.47	2.5%
Total yield per ASM (cents)	9.75	9.36	4.2%	10.16	9.88	2.8%
Cost per ASM (cents)	10.40	9.96	4.4%	10.09	9.91	1.8%

NM = Not meaningful.

1.
The following table provides certain of our financial and operating data for the three and nine months ended December 31, 2007 and 2006. Mainline and combined data exclude the expenses of Lynx Aviation prior to receiving FAA approval to fly. The start-up costs excluded were $3,396,000 and $8,454,000 for three and nine months ended December 31, 2007, respectively, and $920,000 and $1,677,000 for the three and nine months ended December 31, 2006, respectively. Lynx Aviation began revenue service on December 7, 2007. The results of Lynx Aviation during the quarter ended December 31, 2007 are not indicative of future results due to the fact that the fleet was flown in sub-optimal routes, additional crew were required for training and we had low completion factors. The costs of operations for the month of December 2007 were $4,096,000.

2.
“Break-even load factor” is the passenger load factor that will result in operating revenues being equal to operating expenses, net of certain adjustments, assuming constant yield per RPM and no change in ASMs. Break-even load factor as presented above may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe that presentation of break-even load factor calculated after certain adjustments is useful to investors because the elimination of special or unusual items allows a meaningful period-to-period comparison. Furthermore, in preparing operating plans and forecasts we rely on an analysis of break-even load factor exclusive of these special and unusual items. Our presentation of non-GAAP results should not be viewed as a substitute for our financial or statistical results based on GAAP, and other airlines may not necessarily compute break-even load factor in a manner that is consistent with our computation.

A reconciliation of the components of the calculation of mainline break-even load factor is as follows:

	Three months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
	(In thousands)		(In thousands)
Net loss	$32,508	$14,406	$18,674	$9,940
Income tax benefit	-	8,309	-	4,578
Passenger revenue - Mainline	292,251	237,912	923,299	783,996
Passenger revenue - Regional Partners	26,640	22,593	88,390	75,053
Passenger revenue - Lynx Aviation	2,659	-	2,659	-
Lynx Aviation start-up expenses	(7,492)	(920)	(12,550)	(1,677)
Charter revenue	(3,945)	(3,688)	(8,440)	(7,293)
Operating expenses - Regional partners	(38,579)	(26,163)	(109,602)	(83,679)

Passenger revenue - mainline (excluding charter ) required to break even (based on GAAP amounts)	$304,042	$252,449	$902,430	$780,918

Non-GAAP adjustments:
Employee separation and other charges	(442)	-	(442)	14
Post-retirement liability curtailment	6,361	-	6,361	-
Gains on sales of assets	4	8	-	655
Loss on early extinguishment of debt	(285)	-	(285)	-
Accelerated depreciation on aircraft seats	(354)	-	(3,228)	-
Non-cash mark to market derivative gain (loss)	(3,535)	1,394	(5,712)	(2,306)

Passenger revenue- mainline (excluding charter) required to break-even (based on adjusted amounts)	$305,791	$253,851	$899,124	$779,281

	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
	(In thousands)		(In thousands)
Calculation of mainline break-even load factor using GAAP amounts:
Passenger revenue- mainline (excluding charter)
required to break even (based on GAAP amounts) ($000s)	$304,042	$252,449	$902,430	$780,918
Mainline yield per RPM (cents)	11.99	12.20	11.83	12.05

Mainline revenue passenger miles (000s) to break even assuming constant yield per RPM	2,535,796	2,069,254	7,628,318	6,480,647
Mainline available seat miles (000's)	3,133,507	2,694,959	9,551,889	8,373,036

Mainline break-even load factor using GAAP amounts	80.9%	76.8%	79.9%	77.4%

Calculation of mainline break-even load factor using Non-GAAP amounts:
Passenger revenue (excluding charter and regional partner revenue) required
to break even (based on adjusted amounts) ($000s)	$305,791	$253,851	$899,124	$779,281
Mainline yield per RPM (cents)	11.99	12.20	11.83	12.05

Mainline revenue passenger miles (000s) to break even assuming constant yield per RPM	2,550,384	2,080,746	7,600,372	6,467,062
Mainline available seat miles (000's)	3,133,507	2,694,959	9,551,889	8,373,036
Mainline break-even load factor using non-GAAP amounts	81.4%	77.2%	79.6%	77.2%

3.	“Passenger yield per RPM” is determined by dividing passenger revenues (excluding charter revenue) by revenue passenger miles.

4.
For purposes of these yield calculations, charter revenue is excluded from passenger revenue. These figures may be deemed non-GAAP financial measures under regulations issued by the Securities and Exchange Commission. We believe that presentation of yield excluding charter revenue is useful to investors because charter flights are not included in RPMs or ASMs. Furthermore, in preparing operating plans and forecasts, we rely on an analysis of yield exclusive of charter revenue. Our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial or statistical results based on GAAP. The calculation of mainline passenger revenue excluding charter revenue is as follows:

	Quarters Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
	(In thousands)		(In thousands)
Passenger revenues - as reported	$321,550	$260,505	$1,014,348	$859,049
Less: Passenger revenues - Regional Partners	26,640	22,593	88,390	75,053
Less: Passenger revenues - Lynx Aviation	2,659	-	2,659	-
Passenger revenue - mainline service	292,251	237,912	923,299	783,996
Less: charter revenue	3,945	3,688	8,440	7,293
Passenger revenues - mainline (excluding charter, Regional Partners and Lynx Aviation )	288,306	234,224	914,859	776,703
Add: Passenger revenues - Regional Partners	26,640	22,593	88,390	75,053
Add: Passenger revenues - Lynx Aviation	2,659	-	2,659	-
Passenger revenues, system combined	$317,605	$256,817	$1,005,908	$851,756

5.
This may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe the presentation of financial information excluding fuel expense is useful to investors because we believe that fuel expense tends to fluctuate more than other operating expenses, it facilitates comparison of results of operations between current and past periods and enables investors to better forecast future trends in our operations. Furthermore, in preparing operating plans and forecasts, we rely, in part, on trends in our historical results of operations excluding fuel expense. However, our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial results determined in accordance with GAAP.

6.
“Average fuel cost per gallon” excludes non-cash mark to market derivative losses of $3,535,000 and $5,712,000 for the three and nine months ended December 31, 2007, respectively. Average fuel cost per gallon for the three and nine months ended December 31, 2006 excludes a non-cash mark to market derivative gain of $1,394,000 and a non-cash mark to market derivative loss of $2,306,000, respectively.